Exhibit 10.13(a)
WAIVER AND FIRST AMENDMENT TO CREDIT AGREEMENT
THIS WAIVER AND FIRST AMENDMENT TO CREDIT AGREEMENT (this "Agreement") is dated as of April 15, 2015 by and among WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent ("Agent") for the Lenders (as defined in the Credit Agreement referred to below), the Lenders party hereto, STREAMLINE HEALTH SOLUTIONS, INC., a Delaware corporation ("Parent") and STREAMLINE HEALTH, INC., an Ohio corporation ("Borrower").
WHEREAS, Borrower, Parent, Agent, and Lenders are parties to that certain Credit Agreement dated as of November 21, 2014 (as amended, restated, modified or supplemented from time to time, the "Credit Agreement");
WHEREAS, an Event of Default has occurred and is continuing under Section 8.2(a) of the Credit Agreement as a result of the failure of Borrower to achieve the minimum EBITDA required by Section 7(a) of the Credit Agreement for the 4 quarter period ending January 31, 2015 (such Event of Default, the "Existing Event of Default");
WHEREAS, Borrower has requested that Agent and Lenders (a) waive the Existing Event of Default and (b) amend the Credit Agreement in certain respects, in each case, on the terms and subject to the conditions set forth herein.
NOW THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto agree as follows:
1.Defined Terms. Unless otherwise defined herein, capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Credit Agreement.
2.    Waiver. In reliance upon the representations and warranties of the Loan Parties set forth herein, and subject to the satisfaction of the conditions to effectiveness set forth herein, Agent and Lenders hereby waive the Existing Event of Default. The foregoing waiver shall not constitute (a) except as expressly set forth herein, a modification or alteration of the terms, conditions or covenants of the Credit Agreement or any other Loan Document, (b) a waiver of, or consent to, any other breach of, or any other Event of Default under, the Credit Agreement or any other Loan Document other than the Existing Event of Default, or (c) except as expressly set forth herein, a waiver, release or limitation upon the exercise by Agent or any Lender of any of its rights, legal or equitable, under the Credit Agreement, the other Loan Documents and applicable law, all of which are hereby reserved.
3.    Amendment. In reliance upon the representations and warranties of the Loan Parties set forth herein, and subject to the satisfaction of the conditions to effectiveness set forth herein, the Credit Agreement is hereby amended as follows:

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(a)    The table set forth in Section 7(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:

Applicable Amount	Applicable Period
($2,500,000)	For the 4-quarter period ending April 30, 2015
($1,750,000)	For the 4- quarter period ending July 31, 2015
($750,000)	For the 4-quarter period ending October 31, 2015
$500,000	For the 4-quarter period ending January 31, 2016
Such amount as is agreed to by Borrower and Required Lenders within 30 days following delivery of, and based upon, the Projections then most recently delivered pursuant to Section 5.1 and approved by Required Lenders; provided, that if not approved by Required Lenders or if Borrower and Required Lenders have not agreed to such amounts for the remainder of the term of this Agreement, then an immediate breach of this Section 7(a) shall be deemed to have occurred.
For the 4-quarter period ending April 30, 2016 and for the 4-quarter period ending on each July 31, October 31, January 31 and April 30 thereafter

(b)    Section 7(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:
(b)    Minimum Liquidity. Maintain Liquidity of at least (i) $6,500,000 at all times during the period from the First Amendment Closing Date through and including July 30, 2015, (ii) $7,000,000 at all times during the period from July 31, 2015 through and including January 30, 2016 and (iii) $7,500,000 at all times from and after January 31, 2016.
(c)    The defined term "Applicable Margin" set forth on Schedule 1.1 to the Credit Agreement is hereby amended and restated in its entirety as follows:
"Applicable Margin" means, as of any date of determination and with respect to Base Rate Loans or LIBOR Rate Loans, as applicable, the applicable margin set forth in the following table that corresponds to the most recent Senior Leverage Ratio calculation delivered to Agent pursuant to Section 5.1 of the Agreement (the "Senior Leverage Ratio Calculation"); provided, that for the period from the First Amendment Closing Date through the date Agent receives the Senior Leverage Ratio Calculation in respect of the testing period ending January 31, 2016, the Applicable Margin shall be set at the margin in the row styled "Level I"; provided further, that any time an Event of Default has occurred and is continuing or TTM EBITDA calculated as of the last fiscal quarter for which financial statements have most recently been delivered pursuant to Section 5.1 of the Agreement is a negative number, the Applicable Margin shall be set at the margin in the row styled "Level I":

Level	Senior Leverage Ratio Calculation	Applicable Margin Relative to Base Rate Loans (the "Base Rate Margin")	Applicable Margin Relative to LIBOR Rate Loans (the "LIBOR Rate Margin")
I	If the Senior Leverage Ratio is greater than or equal to 4.25:1.0	5.25 percentage points	6.25 percentage points
II	If the Senior Leverage Ratio is greater than or equal to 3.25:1.0 or less than 4.25:1.00	4.25 percentage points	5.25 percentage points
III	If the Senior Leverage Ratio is greater than or equal to 2.25:1.0 and less than 3.25:1.0	3.75 percentage points	4.75 percentage points
IV	If the Senior Leverage Ratio is less than 2.25:1.0	3.25 percentage points	4.25 percentage points

Except as set forth in the foregoing proviso, the Applicable Margin shall be based upon the most recent Senior Leverage Ratio Calculation, which will be calculated as of the end of each fiscal quarter. Except as set forth in the foregoing proviso, the Applicable Margin shall be re-determined on the first day following the date of delivery to Agent of the certified calculation of the Senior Leverage Ratio pursuant to Section 5.1 of the Agreement; provided, that if Borrower fails to provide such certification when such certification is due, the Applicable Margin shall be set at the margin in the row styled "Level I" as of the first day of the month following the date on which the certification was required to be delivered until the date on which such certification is delivered (on which date (but not retroactively), without constituting a waiver of any Default or Event of Default occasioned by the failure to timely deliver such certification, the Applicable Margin shall be set at the margin based upon the calculations disclosed by such certification. In the event that the information regarding the Senior Leverage Ratio contained in any certificate delivered pursuant to Section 5.1 of the Agreement is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an "Applicable Period") than the Applicable Margin actually applied for such Applicable Period, then (i) Borrower shall immediately deliver to Agent a correct certificate for such Applicable Period, (ii) the Applicable Margin shall be determined as if the correct Applicable Margin (as set forth in the table above) were applicable for such Applicable Period, and (iii) Borrower shall immediately deliver to Agent full payment in respect of the accrued additional interest as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by Agent to the affected Obligations.
(d)    Schedule 5.1 to the Credit Agreement is hereby amended and restated in its entirety as set forth on Schedule 5.1 attached hereto.
(e)    The defined term "First Amendment Closing Date" is hereby added to Schedule 1.1 to the Credit Agreement in its proper alphabetical order as follows:
"First Amendment Closing Date" means April 15, 2015.
4.    Continuing Effect. Except as expressly set forth in Sections 2 and 3 of this Agreement, nothing in this Agreement shall constitute a modification or alteration of the terms, conditions or covenants of the Credit Agreement or any other Loan Document, or a waiver of any other terms or provisions thereof, and the Credit Agreement and the other Loan Documents shall remain unchanged and shall continue in full force and effect, in each case as amended hereby.
5.    Reaffirmation and Confirmation. Each Loan Party party hereto (and, with respect to each Loan Party other than Parent and Borrower, by such Loan Party's execution and delivery of the attached Consent and Reaffirmation) hereby ratifies, affirms, acknowledges and agrees that the Credit Agreement and the other Loan Documents to which it is a party represent the valid, enforceable and collectible obligations of such Loan Party, and further acknowledges that there are no existing claims, defenses, personal or otherwise, or rights of setoff whatsoever with respect to the Credit Agreement or any other Loan Document. Each Loan Party party hereto (and, with respect to each Loan Party other than Parent and Borrower, by such Loan Party's execution and delivery of the attached Consent and Reaffirmation) hereby agrees that this Agreement in no way acts as a release or relinquishment of the Liens and rights securing payments of the Obligations. The Liens and rights securing payment of the Obligations are hereby ratified and confirmed by each Loan Party party hereto (and, with respect to each Loan Party other than Parent and Borrower, by such Loan Party's execution and delivery of the attached Consent and Reaffirmation) in all respects.
6.    Conditions to Effectiveness. This Agreement shall become effective upon the satisfaction of the following conditions precedent:
(a)    Agent shall have received a copy of this Agreement and the Consent and Reaffirmation attached hereto, in each case, executed and delivered by Agent, the Lenders and the Loan Parties, as applicable (with four (4) original copies of this Agreement to follow within two (2) Business Days after the date hereof); and
(b)    Other than the Existing Event of Default, no Default or Event of Default shall have occurred and be continuing on the date hereof or as of the date of the effectiveness of this Agreement.
7.    Representations and Warranties. In order to induce Agent and Lenders to enter into this Agreement, each Loan Party party hereto (and, with respect to each Loan Party other than Parent and Borrower, by such Loan Party's execution and delivery of the attached Consent and Reaffirmation) hereby represents and warrants to Agent and Lenders that:
(a)    After giving effect to this Agreement, all representations and warranties contained in the Loan Documents to which such Loan Party is a party are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of this Agreement, as though made on and as of the date of this Agreement (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date);
(b)    Other than the Existing Event of Default, no Default or Event of Default has occurred and is continuing; and
(c)    This Agreement and the Loan Documents, as amended hereby, constitute legal, valid and binding obligations of such Loan Party and are enforceable against such Loan Party in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally.
8.    Collateral Access Agreement. Notwithstanding the provisions of any other Loan Document, Agent hereby extends the deadline for delivery of the Collateral Access Agreement to Agent with respect to Borrower's leased location at 1230 Peachtree Street NE, Suite 600, Atlanta, Georgia, effective as of March 21, 2015, to May 15, 2015 (or such later date as Agent may agree in writing).
9.    Miscellaneous.
(a)    Expenses. Borrower agrees to pay on demand all reasonable costs and expenses of Agent and the Lenders (including reasonable attorneys' fees) incurred in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and all other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith. All obligations provided herein shall survive any termination of this Agreement and the Credit Agreement as amended hereby.
(b)    Choice of Law and Venue; Jury Trial Waiver; Reference Provision. Without limiting the applicability of any other provision of the Credit Agreement or any other Loan Document, the terms and provisions set forth in Section 12 of the Credit Agreement are expressly incorporated herein by reference.
(c)    Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.
10.    Release; Covenant Not to Sue.
(a)    In consideration of the agreements of Agent and Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Loan Party, on behalf of itself and its successors, assigns, and its present and former members, managers, shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents, legal representatives and other representatives (each Loan Party and all such other Persons begin hereinafter referred to collectively as the "Releasing Parties" and individually as a "Releasing Party"), hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and Lenders, and their successors and assigns, and their present and former shareholders, members, managers, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents, legal representatives and other representatives (Agent, each Lender and all such other Persons being hereinafter referred to collectively as the "Releasees" and individually as a "Releasee"), of and from all demands, actions, causes of action, suits, damages and any and all other claims, counterclaims, defenses, rights of set‑off, demands and liabilities whatsoever (individually, a "Claim" and collectively, "Claims") of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which such Releasing Party may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Agreement including, without limitation, for or on account of, or in relation to, or in any way in connection with this Agreement, the Credit Agreement, or any of the other Loan Documents or any of the transactions thereunder or related thereto.
(b)    Each Loan Party understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.
(c)    Each Loan Party agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.
(d)    Each Releasing Party hereby absolutely, unconditionally and irrevocably covenants and agrees with and in favor of each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by any Releasing Party pursuant to this Section 10. If any Releasing Party violates the foregoing covenant, each Loan Party, for itself and its successors and assigns, and its present and former members, managers, shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents, legal representatives and other representatives, agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys' fees and costs incurred by any Releasee as a result of such violation.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed by their respective officers thereunto duly authorized and delivered as of the date first above written.

STREAMLINE HEALTH SOLUTIONS, INC., a Delaware corporation, as Parent By: /s/ Nicholas Meeks Name: Nicholas Meeks Title: Senior Vice President & Chief Financial Officer

STREAMLINE HEALTH, INC., an Ohio corporation, as Borrower By: /s/ Nicholas Meeks Name: Nicholas Meeks Title: Senior Vice President & Chief Financial Officer

Signature Page to Waiver and First Amendment to Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Agent and as a Lender By: /s/ Name: Authorized Signatory

Signature Page to Waiver and First Amendment to Credit Agreement

CONSENT AND REAFFIRMATION
Each Guarantor hereby (i) acknowledges receipt of a copy of the foregoing Waiver and First Amendment to Credit Agreement (the "Agreement"; capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement), (ii) consents to Borrower's execution and delivery of the Agreement; (iii) agrees to be bound by the Agreement (including, without limitation, Section 10 thereof); (iv) affirms that nothing contained in the Agreement shall modify in any respect whatsoever any Loan Document to which it is a party except as expressly set forth therein; and (v) ratifies, affirms, acknowledges and agrees that each of the Loan Documents to which such Guarantor is a party represents the valid, enforceable and collectible obligations of such Guarantor, and further acknowledges that there are no existing claims, defenses, personal or otherwise, or rights of setoff whatsoever with respect to the Credit Agreement or any other such Loan Document. Each Guarantor hereby agrees that the Agreement in no way acts as a release or relinquishment of the Liens and rights securing payments of the Obligations. The Liens and rights securing payment of the Obligations are hereby ratified and confirmed by such Guarantor in all respects. Although each Guarantor has been informed of the matters set forth herein and has acknowledged and agreed to same, each Guarantor understands that neither Agent nor any Lender has any obligation to inform any Guarantor of such matters in the future or to seek any Guarantor's acknowledgment or agreement to future amendments, waivers or consents, and nothing herein shall create such a duty.

UNIBASED SYSTEMS ARCHITECTURE, INC. By: /s/ Nicholas Meeks Name: Nicholas Meeks Title: Senior Vice President & Chief Financial Officer

Consent and Reaffirmation to Waiver and First Amendment to Credit Agreement

Schedule 5.1 to Credit Agreement
Deliver to Agent (and if so requested by Agent, with copies to each Lender) each of the documents, financial statements, reports, or other items set forth below at the following times in form satisfactory to Agent:

Monthly (not later than the 10th day of each month after the end of each month) prior to Loan Parties' establishment of their primary cash management and treasury relationships with Wells Fargo	(a) bank statement(s) or screen shot(s) showing the cash balances of the Parent and its Subsidiaries as of the end of the prior month and an indication of the cash that is Qualified Cash.
As soon as available, but in any event within 30 days (45 days in the case of a month that is the end of one of Parent's fiscal quarters) after the end of each month during each of Parent's fiscal years,

(b)    an unaudited consolidated and consolidating balance sheet, income statement, statement of cash flow, and statement of shareholder's equity covering Parent's and its Subsidiaries' operations during such period and compared to the prior period and plan, together with a corresponding discussion and analysis of results from management, and
(c)    a Credit Amount Certificate.

As soon as available, but in any event within 45 days after the end of each of Parent's fiscal quarters,
(d)    a Compliance Certificate along with the underlying calculations, including the calculations to arrive at EBITDA to the extent applicable,
(e)    report summarizing the following (i) recurring revenue type for the prior fiscal quarter, and (ii) recurring revenue type for the trailing twelve months,
(f)    a backlog report detailing all contracts which have been executed but not yet performed, and segmented by estimated period of recognition,
(g)    a bookings report for the following prior fiscal quarter and the trailing twelve month period by revenue type,
(h)    IP Reporting Certificate and a Perfection Certificate or a supplement to the Perfection Certificate,
(i)    attrition data by customer for the prior fiscal quarter by revenue type and for the trailing twelve month period consistent with what was previously provided, and
(j)    a report regarding Parent's and its Subsidiaries' accrued, but unpaid taxes, including but not limited to a detailed report regarding deemed dividend tax liability, if applicable.

Schedule 5.1 – Page 1

As soon as available, but in any event within 120 days after the end of each of Parent's fiscal years,
(k)    consolidated and consolidating financial statements of Parent and its Subsidiaries for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Agent and certified, without any qualifications (including any (A) "going concern" or like qualification or exception, (B) qualification or exception as to the scope of such audit, or (C) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 7 of the Agreement), by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, statement of cash flow, and statement of shareholder's equity, and, if prepared, such accountants' letter to management),
(l)    a Compliance Certificate along with the underlying calculations, including the calculations to arrive at EBITDA to the extent applicable, and
(m)    a detailed calculation of Excess Cash Flow.

As soon as available, but in any event within 30 days prior to the start of each of Parent's fiscal years,
(n)    copies of Parent's Projections, in form and substance (including as to scope and underlying assumptions) satisfactory to Agent and, in its Permitted Discretion (it being understood that the form of the Projections delivered by Borrower to Agent on September 26, 2014 is acceptable), for the forthcoming 3 years, year by year, and for the forthcoming fiscal year, fiscal quarter by fiscal quarter, certified by the chief financial officer of Parent as being such officer's good faith estimate of the financial performance of Parent during the period covered thereby.

If and when filed by Parent,
(o)    Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports,
(p)    any other filings made by Parent with the SEC, and
(q)    any other information that is provided by Parent to its shareholders generally.

Promptly, but in any event within 5 days after Borrower has knowledge of any event or condition that constitutes a Default or an Event of Default,	(r) notice of such event or condition and a statement of the curative action that Borrower proposes to take with respect thereto.
Promptly after the commencement thereof, but in any event within 5 days after the service of process with respect thereto on Parent or any of its Subsidiaries,
(s)    notice of all actions, suits, or proceedings brought by or against Parent or any of its Subsidiaries before any Governmental Authority which reasonably could be expected to result in a Material Adverse Effect.

Schedule 5.1 – Page 2

Upon the request of Agent,
(t)    such other reports, including but not limited to a summary aging of the Borrower's Accounts, and a summary aging, by vendor, of Borrower's accounts payable, and any book overdrafts, and as to the Collateral or the financial condition of Parent and its Subsidiaries, as Agent may reasonably request, and
(u)    any other information reasonably requested relating to the financial condition of Parent or its Subsidiaries.

Schedule 5.1 – Page 3